EXHIBIT 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports Third Quarter 2007 Revenues and Earnings
PHOENIX, August 1, 2007 — Mesa Air Group, Inc. (NASDAQ-MESA) announced today third quarter earnings of $2.6 million on gross operating revenues of $355.9 million. Total operating revenues increased $16.9 million year-over-year, or 5.0%, primarily as a result of the year-over-year increases in our regional jet fleet. Net income and earnings per share for the third quarter were $2.6 million and 8 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis), respectively, as compared to net income of $10.9 million and 25 cents per share for the same period of fiscal 2006 which included income of $5.9 million related the Company’s US Airways bankruptcy claim. Pro forma net income for the quarter was $5.1 million, or 15 cents per share. Pro forma net income excluded net non-cash investment gains of $0.7 million, costs associated with the early return of certain Dash-8 aircraft of $1.4 million, a $1.7 million cost associated with a contract settlement with a vendor and $0.1 million in certain start up costs associated with our Chinese joint venture. This compares to pro forma net income of $11.5 million, or 26 cents per share for the comparable period of fiscal 2006.
Total Available Seat Miles (ASMs) for the third quarter of 2007 increased 1.7% from the third quarter of 2006, primarily as a result of an increase in the number of regional jets flown from 146 jets as of June 30, 2006 to 152 as of June 30, 2007. At June 30, 2007, Mesa’s fleet of regional jets was comprised of 94 50-seat regional jets, 20 70-seat regional jets and 38 86-seat regional jets (53 at US Airways, 58 at United, 33 at Delta, 5 at go! and 3 preparing for sublease to our Chinese joint venture). In addition to its regional jet fleet, Mesa operated 47 turboprops, including 16 37-seat DH8-200s (six at US Airways and ten at United), 11 37-seat DH8-100s (all 11 at Delta) and 20 B1900s (six at Mesa independent and 14 at US Airways).
As of June 30, 2007, the Company’s cash, marketable securities and debt investments were approximately $209.9 million, which includes $12.2 million of restricted cash.
Events during the third quarter:
•	The Company took delivery of 2 CRJ-700’s and placed them into service for United Airlines in June, swapping them for 2 50-seat RJs. In addition, the Company removed 2 additional 50-seat RJs, further reducing the Company’s exposure to less profitable 50-seat RJ flying at United.

•	The Company announced an order for ten incremental Bombardier NextGen CRJ-700 aircraft (with an option for an 11th), for delivery late fiscal 2008 / early fiscal 2009. These aircraft will replace ten Mesa 50-seat RJs currently flying at United Airlines. Mesa is the launch customer for Bombardier’s NextGen aircraft.

•	Working with United, the Company has made significant progress in improving Mesa’s United Express flight schedules. The restructuring of Mesa’s July United Express flight schedule has already led to measurable operating improvements, with a controllable completion factor and on-time performance of 99.3% and 76.1%, respectively, for the month of July as compared to 97.5% and 58.0%, respectively, for the July 2006 period.

•	The Company and Delta have begun implementing their joint plan to eliminate the JFK Dash 8 operations. Three Dash-8’s were removed from line service in the third quarter. The remaining nine aircraft will be removed from service during August 2007.

•	The Company has begun realizing the benefit of its new power-by-the-hour GE engine agreement with Delta. The Company experienced lower engine repair costs in the quarter as a result of the agreement.

•	The Company negotiated a lower rate for maintenance for its Embraer regional jets’ auxiliary power units.

•	The Company revised its spare parts maintenance agreement with AAR to settle a prior billing dispute and cap certain previously uncapped costs.

•	The Company celebrated its one year anniversary of its inter-island Hawaii operation go!. go!’s load factor in June was 72%, up from 63% in May and June also saw go!’s highest average fare for 2007. In addition, during the third quarter, go!’s frequent flyer membership almost doubled.

•	Work commenced for adding the first of 14 76-seat CRJ-900 regional jets on Mesa’s Freedom certificate to be operated for Delta as Delta Connection. The first of the CRJ-900s is expected to be in operation by November 2007.

•	The Company continued to prepare for the launch of its Chinese joint venture, KunPeng Airlines. In June 2007, three CRJ-200 aircraft began the conformity process for sublease to the joint venture. Operations are expected to commence in mid to late September 2007.

•	As previously disclosed, effective January 1, 2007 United Airlines assumed responsibility for a portion of Mesa’s United Express fuel purchases and as a result, Mesa’s revenues, as well as its fuel expenses, were reduced by approximately 4.6 million gallons of fuel in the third quarter which represented approximately $10.6 million. Due to the pass-through feature of our contracts, this did not impact Mesa’s earnings.
During the third quarter of 2007 the Company purchased approximately 2.3 million shares of common stock under Board-authorized stock repurchase programs. An additional 13.5 million common shares remain authorized for purchase under these programs.

OPERATING DATA

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Passengers	4,397,338	3,901,480	12,325,092	10,832,397
Available seat miles (000’s)	2,327,235	2,288,200	6,945,781	6,781,886
Revenue passenger miles (000’s)	1,844,807	1,820,001	5,232,603	5,074,883
Load factor	79.3%	79.5%	75.3%	74.8%
Yield per revenue passenger mile (cents)	19.2	18.6	19.4	19.2
Revenue per available seat mile (cents)	15.3	14.8	14.6	14.4

Operating cost per available seat mile (cents) *	14.6	13.6	14.5	13.1
Operating cost per available seat mile, excluding fuel (cents) *	9.4	8.3	9.5	8.3
Block hours flown (000s)	156	142	470	419
Average stage length (miles)	359	403	363	404

*	Excluding one time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2007	2006
Operating revenues:
Passenger	$346,494	$331,967
Freight and other	9,362	7,070

Gross operating revenues	355,856	339,037
Impairment of contract incentives	—	—

Total net operating revenues	355,856	339,037
Operating expenses:
Flight operations	96,127	92,927
Fuel	120,935	121,990
Maintenance	71,820	60,849
Aircraft and traffic servicing	22,929	20,883
Promotion and sales	2,303	1,335
General and administrative	16,534	14,335
Depreciation and amortization	10,185	8,998
Vendor settlement	2,860	—
Bankruptcy settlement	(333)	(9,742)
	—	—

Total operating expenses	343,360	311,575

Operating income	12,496	27,462
Other expense:
Interest expense	(11,246)	(9,415)
Interest income	2,996	3,609
Other income (expense)	192	(3,668)

Total other expense	(8,058)	(9,474)

Income before taxes	4,438	17,988
Income taxes	1,834	7,059

Net income	$2,604	$10,929

Income per common share:
Basic	$0.09	$0.30
Diluted	$0.08	$0.25

Weighted average shares — basic	30,063	36,020
Weighted average shares — diluted	37,468	47,461

Dilutive interest on convertible debentures included in interest expense (after tax)	$548	$900

	Three Months Ended June 30,
	2007	2006
PRO FORMA (After tax):

Net income	$2,604	$10,929
Net (gain) loss on securities	(712)	603
Costs associated with the early return of certain Dash-8 aircraft	1,357	—
Vendor settlement	1,730	—
Start up costs associated with China joint venture	109	—

Pro forma net income	$5,088	$11,532

Pro forma income per common share:
Basic	$0.17	$0.32
Diluted	$0.15	$0.26

Weighted average shares — basic	30,063	36,020
Weighted average shares — diluted	41,251	47,461

Dilutive interest on convertible debentures included in interest expense (after tax)	$906	$900

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended June 30,
	2007	2006
Operating revenues:
Passenger	$1,011,608	$953,034
Freight and other	28,291	21,685

Gross operating revenues	1,039,899	974,719
Impairment of contract incentives	(25,324)	—

Total net operating revenues	1,014,575	974,719
Operating expenses:
Flight operations	287,956	273,625
Fuel	343,836	329,996
Maintenance	207,907	163,993
Aircraft and traffic servicing	68,218	55,403
Promotion and sales	5,683	2,989
General and administrative	50,204	47,240
Depreciation and amortization	31,149	27,005
Vendor settlement	2,860	—
Bankruptcy settlement	(2,426)	(9,742)
Impairment of long-lived assets	12,367	—

Total operating expenses	1,007,754	890,509

Operating income	6,821	84,210
Other expense:
Interest expense	(31,407)	(27,710)
Interest income	11,443	9,206
Other expense	(7,780)	(17,995)

Total other expense	(27,744)	(36,499)

(Loss) income before taxes	(20,923)	47,711
Income tax (benefit) provision	(7,554)	18,502

Net (loss) income	$(13,369)	$29,209

Net (loss) income per common share:
Basic	$(0.42)	$0.89
Diluted	$(0.42)	$0.73

Weighted average shares — basic	31,857	32,980
Weighted average shares — diluted	31,857	44,710

Dilutive interest on convertible debentures included in interest expense (after tax)	$—	$3,428

	Nine Months Ended June 30,
	2007	2006
PRO FORMA (After tax):

Net (loss) income	$(13,369)	$29,209
Net loss on securities	4,261	1,188
Debt conversion costs	—	8,034
Gain on sale of aircraft	—	(267)
Costs associated with the early return of certain Dash-8 aircraft	1,357	—
Vendor settlement	1,730	—
Start up costs associated with China joint venture	109	—
Impairment charges	23,445	—

Pro forma net income	$17,533	$38,164

Pro forma income per common share:
Basic	$0.55	$1.16
Diluted	$0.47	$0.93

Weighted average shares — basic	31,857	32,980
Weighted average shares — diluted	43,121	44,710

Dilutive interest on convertible debentures included in interest expense (after tax)	$2,738	$3,428

To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.
Mesa’s third quarter results will be discussed in more detail via teleconference on August 1, 2007 at 9:00 AM Pacific Time, 12:00 PM Eastern Time. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 199 aircraft with over 1,300 daily system departures to 181 cities, 46 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com